Exhibit 99.1

VIVUS, Inc.

Timothy E. Morris	Investor Relations: The Trout Group
Chief Financial Officer	Brian Korb
morris@vivus.com	bkorb@troutgroup.com
650-934-5200	646-378-2923

VIVUS ANNOUNCES COMMERCIAL SUPPLY AGREEMENT WITH SANOFI

TO PRODUCE AVANAFIL

MOUNTAIN VIEW, Calif., August 1, 2013 -- VIVUS, Inc. (NASDAQ: VVUS) today announced that it has entered into a Commercial Supply Agreement with Sanofi Chimie (“Sanofi”), a wholly owned subsidiary of Sanofi, to manufacture and supply the active pharmaceutical ingredient (API) for avanafil on an exclusive basis in the United States and other territories and on a semi-exclusive basis in the European Union and Latin America. The companies had entered into a technology transfer agreement earlier in the year and have been actively working on the transfer of the avanafil API manufacturing process since that time. Pending completion of the transfer, VIVUS intends to submit amendments to the approved avanafil regulatory applications to the U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA)  to include Sanofi as a qualified supplier of avanafil API. The companies are also working on the qualification of Sanofi as a bulk tablet manufacturer for avanafil.

“Sanofi was the logical choice for avanafil API manufacturing,” stated Theodore Broman, vice president, chemistry manufacturing and control, VIVUS, Inc. “Their world-class manufacturing capabilities and facilities are well-suited to undertake the worldwide production of avanafil.”

The qualification and subsequent approval by regulatory authorities is expected to be completed no later than June 30, 2015.  Until such approvals, VIVUS and its partners will continue to source avanafil API from Mitsubishi Tanabe Pharma Corporation.

About Avanafil

SPEDRA™, the trade name for avanafil in the EU, has just been approved by the EMA for the treatment of erectile dysfunction in the EU.

STENDRA is approved by the FDA for the treatment of erectile dysfunction in the U.S. VIVUS, through collaboration arrangements with third parties, intends to market and sell STENDRA in the U.S. and under the trade name SPEDRA in the EU and other territories outside the U.S. Avanafil is licensed from Mitsubishi Tanabe Pharma Corporation (MTPC). VIVUS owns worldwide development and commercial rights to avanafil for the treatment of sexual dysfunction, with the exception of certain Asian-Pacific Rim countries.

VIVUS has granted an exclusive license to the Menarini Group through its subsidiary Berlin-Chemie AG to commercialize and promote SPEDRA for the treatment of erectile dysfunction in over 40 European countries plus Australia and New Zealand. VIVUS is currently in discussions with potential partners to commercialize STENDRA in the U.S. and its other territories throughout the world.

For more information about STENDRA, please visit www.Stendra.com.

Important Safety Information

STENDRA™ (avanafil) is prescribed to treat erectile dysfunction (ED).

Do not take STENDRA if you take nitrates, often prescribed for chest pain, as this may cause a sudden, unsafe drop in blood pressure.

Discuss your general health status with your healthcare provider to ensure that you are healthy enough to engage in sexual activity. If you experience chest pain, nausea, or any other discomforts during sex, seek immediate medical help.

STENDRA may affect the way other medicines work. Tell your healthcare provider if you take any of the following; medicines called HIV protease inhibitors, such as ritonavir (Norvir®), indinavir (Crixivan®), saquinavir (Fortavase® or Invirase®) or atazanavir (Reyataz®); some types of oral antifungal medicines, such as ketoconazole (Nizoral®), and itraconazole (Sporanox®); or some types of antibiotics, such as clarithromycin (Biaxin®), telithromycin (Ketek®), or erythromycin.

In the rare event of an erection lasting more than 4 hours, seek immediate medical help to avoid long-term injury.

In rare instances, men taking PDE5 inhibitors (oral erectile dysfunction medicines, including STENDRA) reported a sudden decrease or loss of vision. It is not possible to determine whether these events are related directly to these medicines or to other factors. If you experience sudden decrease or loss of vision, stop taking PDE5 inhibitors, including STENDRA, and call a doctor right away.

Sudden decrease or loss of hearing has been rarely reported in people taking PDE5 inhibitors, including STENDRA. It is not possible to determine whether these events are related directly to the PDE5 inhibitors or to other factors. If you experience sudden decrease or loss of hearing, stop taking STENDRA and contact a doctor right away. If you have prostate problems or high blood pressure for which you take medicines called alpha blockers or other anti-hypertensives, your doctor may start you on a lower dose of STENDRA.

Drinking too much alcohol when taking STENDRA may lead to headache, dizziness, and lower blood pressure.

STENDRA in combination with other treatments for ED is not recommended.

STENDRA does not protect against sexually transmitted diseases, including HIV.

The most common side effects of STENDRA are headache, flushing, runny nose and congestion.

Please see full patient prescribing information for STENDRA (50 mg, 100 mg, 200 mg) tablets.

About VIVUS

VIVUS is a biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity, sleep apnea, diabetes and sexual health. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to the timing of the qualification and subsequent approval by regulatory authorities of Sanofi as a qualified supplier; risks and uncertainties related to Sanofi’s ability to undertake worldwide manufacturing of avanafil API; risks and uncertainties related to the completion of our SPEDRA partnering discussions on acceptable terms and on a timely basis; and risks and uncertainties related to the launch and commercialization of SPEDRA in the EU. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’s Form 10-K for the year ending December 31, 2012, as amended by the Form 10-K/A filed on April 30, 2013, and as amended by the Form 10-K/A filed on June 12, 2013, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

About Sanofi

Sanofi, an integrated global healthcare leader, discovers, develops and distributes therapeutic solutions focused on patients’ needs. Sanofi has core strengths in the field of healthcare with seven growth platforms: diabetes solutions, human vaccines, innovative drugs, consumer healthcare, emerging markets, animal health and the new Genzyme.  Sanofi is listed in Paris (EURONEXT:SAN) and in New York (NYSE: SNY).